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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported) March 12, 2001

TULLY'S COFFEE CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Washington (State or Other Jurisdiction of Incorporation)	0-26829 (Commission File No.)	91-1557436 (I.R.S. Employer Identification No.)

3100 Airport Way South, Seattle, Washington 98134
(Address of Principal Executive Offices and Zip Code)

Registrant's telephone number, including area code: (206) 233-2070

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Item 2.  Acquisition or Disposition of Assets.

    On April 11, 2001, Tully's Coffee Corporation ("Tully's") entered into an exclusive license agreement (the "License Agreement") with UCC Ueshima Coffee Company, LTD ("UCC"), a Japanese company that is one of Asia's largest coffee purveyors. Under the terms of the License Agreement, Tully's granted UCC an exclusive, perpetual license to use Tully's business names, trademarks, and other intellectual property rights to develop and operate specialty coffee stores throughout Asia, except for Japan. On April 17, 2001, the parties completed the transaction upon payment by UCC to Tully's of a $12.0 million license fee. In further consideration of the license, UCC will pay Tully's a royalty and service fee, commencing in April 2009, based on the aggregate net revenues of the stores that UCC operates under the Tully's business name, and all other sales of products or services made under the Tully's business names and trademarks, in Asia. Tully's did not grant UCC rights to use the Tully's business names and trademarks in Japan because of Tully's preexisting relationship with its joint venture partner, Tully's Coffee Japan.

Item 5.  Other Events.

Postponement of Annual Meeting

    On March 19, 2001, Tully's announced the postponement of its annual meeting of shareholders, which had been scheduled for March 28, 2001. On April 16, 2001, Tully's announced that its Board of Directors had rescheduled the annual meeting to June 8, 2001.

Changes in Executive Officers and Directors

    On March 12, 2001, Tully's Board of Directors appointed Jamie Colbourne as president and chief operating officer and elected him as a director of the Company. On March 14, 2001, the Board elected Kevin Fortun as a director and appointed Randy Halter as senior vice president, chief financial officer and secretary of the Company. On March 27, 2001, the Board also appointed Mr. Colbourne to serve as chief executive officer of the Company. Tom T. O'Keefe remains as chairman of the Board.

    Mr. Colbourne has 17 years of management experience in the food and beverage industry. Prior to joining Tully's, Mr. Colbourne served as president and chief executive officer for Specialty Frozen Products, a Washington based consumer food business, from 1993 to 2000. From 1991 to 1992 Mr. Colbourne served as director of finance for The Häagen-Dazs Company where he was responsible for all finance and planning functions. Mr. Colbourne worked for TKH Holdings, Inc. from 1989 to 1991 where he was responsible for sourcing and executing acquisitions of businesses in the United States and Australia. From 1986 to 1989 he was CFO of Seven-Up Canada in Ontario, Canada, the largest Pepsi bottler in Canada. From 1983 to 1986 he was director of finance for The Coca-Cola Company, Inc. Mr. Colbourne is currently a director of Foundation Bank, Litehouse Pools and Spas and the City of Hope and is active in the Young Presidents Organization and other charitable and community activities. Mr. Colbourne is a graduate of Saint Mary's University in Nova Scotia, Canada and obtained a Chartered Accounting Designation from the Canadian Institute of Chartered Accountants.

    Mr. Fortun founded Stockpot Soups in 1978 and served as its president and chief executive officer from 1978 to 1998. Stockpot Soups, which manufactured and distributed fresh refrigerated soups, sauces, entrees, gravies, stews and chilis throughout the United States and abroad, was sold to the Campbell Soup Company in 1998. Currently, Mr. Fortun is self-employed. Mr. Fortun is a graduate of Oregon State University where he majored in Business.

    Prior to joining Tully's, Mr. Halter served as chief financial officer for Specialty Frozen Products, a Washington based consumer food business, from 1996 to 2000. From 1992 to 1996, Mr. Halter served as director of finance for Häagen-Dazs, a subsidiary of Pillsbury and Grand Metropolitan, PLC. From 1984 - 1992, Mr. Halter held finance and accounting positions in corporate reporting, international, manufacturing, sales and distribution with Pillsbury and Häagen-Dazs. Mr. Halter is a graduate of

Gustavus Adolphus College in St. Peter, Minnesota with a BA in Accounting, holds an MBA from the University of Minnesota and is a Certified Management Accountant Management Account (CMA).

Update on Financial Condition

    During the first calendar quarter of 2001, the Company experienced liquidity constraints due to its rapid growth in the past year. Subsequent to the filing of the Company's Report on Form 10-Q for the quarterly period ended December 31, 2000, the Company's working capital declined further due to the combination of start-up costs related to the new roasting plant, integration of acquisitions and continued negative cash flow from operations. During this period, the Company extended the timing of payments to trade and construction vendors and curtailed new store construction to help fund its operations. The closing of the licensing agreement transaction and the receipt of the license fee provides the necessary liquidity to strengthen the Company's working capital position and allow for limited capital spending.

    The Company's bank line of credit, of which $5.0 million was outstanding at April 2, 2001, requires monthly repayment of $500,000, matures on July 1, 2001 and is personally guaranteed by two members of its Board of Directors. The interest rate on the line of credit was 8.0% at April 26, 2001. The Company is exploring options to extend or replace this facility on or before the maturity date with a similar line of credit guaranteed by members of its Board of Directors and/or an asset-based loan supported by the fixed assets of the Company. If the Company fails to extend or replace this facility or to secure asset-based financing on or before the maturity date, it will need to further curtail its expansion plans and new store construction and reduce marketing, general and administrative costs, which could have a material adverse effect on its business, operation results and financial condition.

Item 7.  Exhibits

Exhibit	Description
10.1	Tully's Coffee Exclusive License Agreement, dated April 11, 2001 between Tully's and UCC Ueshima Coffee Company, LTD.*

*
Confidential material has been intentionally omitted at this point pursuant to a request for confidential treatment, and such material has been filed separately with the Securities and Exchange Commission.

SIGNATURE

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

TULLY'S COFFEE CORPORATION
Date: May 1, 2001	By:	/s/ RANDY HALTER Randy Halter Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit	Description
10.1	Tully's Coffee Exclusive License Agreement, dated April 11, 2001 between Tully's and UCC Ueshima Coffee Company, LTD.*

*
Confidential material has been intentionally omitted at this point pursuant to a request for confidential treatment, and such material has been filed separately with the Securities and Exchange Commission.

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EXHIBIT INDEX